Exhibit 99.3
WebMD Health Corp.
2010 Financial Guidance
(in millions)

Quarter Ended	Year Ended
December 31, 2010	December 31, 2010
As % of	As % of
$	Revenue	$	Revenue
Revenue — in excess of	$165.0	100%	$531.0	100%

Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”) — in excess of	40%	32%

Interest, taxes, non-cash and other items (a)
Interest expense, net	-1.0%	-1.5%
Depreciation and amortization	-5.0%	-5.4%
Non-cash stock-based compensation	-6.0%	-6.3%
Loss on convertible notes (b)	0.0%	-3.2%
Loss on investments (b)	0.0%	-4.3%
Other expenses, net (b)	0.0%	0.0%

Consolidated pre-tax income from continuing operations — in excess of	28.0%	11.3%

Income tax provision	-12.0%	-3.0%

Consolidated income from continuing operations — in excess of	16.0%	8.3%

(a)	Reconciliation of Adjusted EBITDA to consolidated income from continuing operations; See Annex A — Explanation of Non-GAAP Financial Measures.

(b)	The above table reflects actual amounts through September 30, 2010 for “loss on convertible notes,” “loss on investments” and “other expenses, net” but does not reflect guidance for these items for the quarter ending December 31, 2010 in either column. We do not make projections for these items, although they may recur in future quarters.
Additional information regarding fourth quarter and full year 2010 forecast:
-	Income tax rate is forecasted to be approximately 42% of pretax income for the fourth quarter of 2010.

-	The distribution of the revenue is expected to be approximately 87% public portal advertising and sponsorship and 13% private portal services for the fourth quarter of 2010.

-	Weighted-average basic and diluted shares outstanding for the fourth quarter of 2010 is expected to be approximately 57 million and 63 million, respectively. The weighted-averaged diluted shares outstanding for the fourth quarter of 2010 includes approximately 2.4 million shares related to outstanding 3⅛% Notes as these Notes are expected to be dilutive to earnings per share for the fourth quarter.

-	Weighted-average basic and diluted shares outstanding for full year 2010 is expected to be approximately 55 million and 63 million, respectively. The weighted-average diluted shares outstanding for the full year 2010 does not include any shares related to outstanding 3⅛% Notes as these Notes are not expected to be dilutive to earnings per share for the full year 2010.